Exhibit 99.1

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Net Income up 12% for 2009

CRESTVIEW HILLS, KENTUCKY, April 17, 2009 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of the Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the first quarter of 2009. The Company reported an increase in diluted earnings per common share of 5% for the first quarter of 2009, as compared to the same period in 2008. The first quarter results reflect the sale of $34 million in preferred stock and the issuance of a warrant for common shares to the U.S. Department of Treasury (“Treasury”) on February 13, 2009 in connection with the Company’s participation in the Capital Purchase Program. The effect of Treasury’s investment on the first quarter results includes the accrual for the payment of dividends on the preferred stock and the related preferred stock amortization expense. The first quarter results included an increase in net interest income of $629,000 and gains on the sales of securities of $263,000, which were partially offset with an additional $725,000 provision for loan losses as compared to the first quarter of 2008. Contributing to this increase in the provision for loan losses was management’s continuing concerns over the effect the current deteriorating economic conditions will have on the Company’s loan portfolio.

A summary of the Company’s results follows:

First Quarter ended March 31,	2009	2008	Change
Net income	$2,816,000	$2,504,000	12%
Net income available for common shareholders	$2,558,000	$2,504,000	2%
Earnings per common share, basic	$0.46	$0.44	5%
Earnings per common share, diluted	$0.46	$0.44	5%

Net interest income increased $629,000, or 7% in the first quarter of 2009, as compared to the same period in 2008, while the net interest margin increased from 3.44% in the first quarter of 2008 to 3.50% in the first quarter of 2009. These increases resulted primarily from the cost of interest bearing liabilities decreasing more than the yield on earning assets. The cost of interest bearing liabilities decreased 171 basis points, from 3.67% for the first quarter of 2008 to 1.96% for the first quarter of 2009, while the yield on interest earning assets decreased only 142 basis points, from 6.67% for the first quarter of 2008 to 5.25% for the first quarter of 2009.

The provision for loan losses increased by $725,000 (91%) in the first quarter of 2009 as compared to the same period in 2008. Contributing to this increase was higher levels of charge-offs in the first quarter of 2009, as compared to the same period in 2008, and management’s concerns over the declining housing market and overall deteriorating economic conditions. The Company recorded $682,000 in net charge-offs in the first quarter of 2009 as compared to $485,000 in the first quarter of 2008. The Company’s non-performing loans as a percentage of total loans were 1.18% as of March 31, 2009, as compared to 1.23% as of March 31, 2008, and the annualized net charge-offs to average loans increased from .20% in the first quarter of 2008 to .27% in the first quarter of 2009.

Non-interest income increased 15% ($548,000) in the first quarter of 2009, as compared to the same period in 2008, while non-interest expense increased 1% ($108,000) from the same period last year. Contributing to the increase in non-interest income was $263,000 in gains on the sales of securities and an 8% ($145,000) increase in service charges on deposits. Non-interest expense in the first quarter of 2009 included a $218,000 (120%) increase in FDIC insurance expense which was offset by a $297,000 (7%) decrease in salaries and employee benefits expense as compared to the first quarter of 2008. The reduction in salaries and benefits included a $229,000 decrease in accruals for the bonus and profit sharing plans in the first quarter of 2009 as compared to the first quarter of 2008. The decreases in these incentive plans cost was the result of the Company not meeting earnings expectations.

Total assets were $1.315 billion at the end of the first quarter of 2009, which was $77 million or 6% higher than the same date a year ago. Total loans and investments grew $66 million or 7% and $48 million or 40% respectively from March of 2008 and were funded by an increase in deposits of $56 million or 5% and an increase in preferred stock and warrants of $34 million.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	First Quarter Comparison
	3/31/09	3/31/08	% Chg
Income Statement Data
Interest income	$15,113	$18,510	(18)%
Interest expense	4,877	8,903	(45)%

Net interest income	10,236	9,607	7%
Provision for loan losses	1,525	800	91%

Net interest income after provision for loan losses	8,711	8,807	(1)%
Non – interest income	4,102	3,554	15%
Non – interest expense	8,848	8,740	1%

Net income before income taxes	3,965	3,621	10%
Provision for income taxes	1,149	1,117	3%

Net income	2,816	2,504	12%
Preferred Stock Dividends & Amortization	258	—	100%

Net Income Available to Common Shareholders	$2,558	$2,504	2%

Per Common Share Data
Diluted earnings per common share	0.46	0.44	5%
Cash dividends declared	0.28	0.26	8%
Earnings Performance Data
Return on common equity	10.11%	10.77%	(66)	bps
Return on assets	.89%	.83%	6	bps
Net interest margin	3.50%	3.44%	6	bps
Balance Sheet Data
Investments	$159,192	$111,204	43%
Total loans	1,026,845	960,737	7%
Allowance for loan losses	10,753	8,820	22%
Total assets	1,315,329	1,238,643	6%
Total deposits	1,097,811	1,041,852	5%
Total borrowings	71,050	92,415	(23)%
Common Stockholders’ equity	103,711	93,596	11%
Preferred Stock	33,007	—	100%
Common Shares Outstanding	5,612,607	5,624,607	—%

	Five-Quarter Comparison
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Income Statement Data
Net interest income	$10,236	$10,394	$10,544	$10,117	$9,607
Provision for loan losses	1,525	1,675	775	1,600	800

Net interest income after provision for loan losses	8,711	8,719	9,769	8,517	8,807

Service charges and fees	2,015	2,269	2,452	2,327	1,870
Gain on sale of real estate loans	526	220	116	165	436
Gain on sale of securities	263	—	—	—	—
Trust fee income	230	252	284	283	292
Bankcard transaction revenue	491	489	502	500	433
Other non-interest income	577	420	553	382	523

Total non-interest income	4,102	3,650	3,907	3,657	3,554

Salaries and employee benefits expense	3,999	3,886	4,224	3,979	4,296
Occupancy and equipment expense	1,237	1,132	1,191	1,183	1,212
Data processing expense	394	330	336	339	360
State bank taxes	452	336	420	420	400
Amortization of intangible assets	296	296	296	333	352
FDIC Insurance	399	194	194	195	181
Other non-interest expenses	2,071	2,183	2,073	1,943	1,939

Total non-interest expense	8,848	8,357	8,734	8,392	8,740

Net income before income tax expense	3,965	4,012	4,942	3,782	3,621
Income tax expense	1,149	1,221	1,523	1,155	1,117

Net income	2,816	2,791	3,419	2,627	2,504
Preferred Stock Dividends & Amortization	258	—	—	—	—

Net Income Available to Common Shareholders	$2,558	2,791	3,419	2,627	2,504

Per Common Share Data
Diluted earnings per common share	0.46	0.50	0.61	0.47	0.44
Cash dividends declared	0.28	0.00	0.28	0.00	0.26
Weighted average common shares outstanding
Basic	5,611,607	5,606,607	5,606,607	5,613,530	5,658,002
Diluted	5,611,607	5,606,749	5,606,980	5,615,496	5,670,435
Earnings Performance Data
Return on common equity	10.11%	11.15%	14.08%	11.17%	10.77%
Return on assets	.89%	.90%	1.14%	.87%	.83%
Net interest margin	3.50%	3.64%	3.82%	3.63%	3.44%
Net interest margin (tax equivalent)	3.58%	3.70%	3.86%	3.68%	3.48%

	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Balance Sheet Data
Investments	$159,192	$119,212	$97,819	$101,142	$111,204
Total loans	1,026,845	1,026,557	999,393	982,916	960,737
Allowance for loan losses	10,753	9,910	9,464	9,099	8,820
Total assets	1,315,329	1,255,382	1,214,339	1,208,176	1,238,643
Total deposits	1,097,811	1,071,153	992,493	1,031,990	1,041,852
Total borrowings	71,050	72,951	113,256	70,555	92,415
Common Stockholders’ equity	103,711	101,448	97,720	95,514	93,596
Preferred Stock	33,007	—	—	—	—
Common Shares Outstanding	5,612,607	5,606,607	5,606,607	5,606,607	5,624,607
Average Balance Sheet Data
Average investments	$123,123	$106,903	$99,185	$110,174	$123,958
Average other earning assets	35,120	17,872	7,865	38,578	46,825
Average loans	1,027,391	1,011,395	991,206	971,573	953,592
Average earning assets	1,185,634	1,136,170	1,098,256	1,120,325	1,124,375
Average assets	1,282,008	1,236,114	1,195,289	1,214,158	1,218,466
Average deposits	1,080,699	1,046,289	1,003,548	1,030,671	1,044,996
Average interest bearing deposits	936,503	899,434	852,399	887,201	910,592
Average interest bearing transaction deposits	536,141	516,082	492,501	523,734	537,275
Average interest bearing time deposits	400,362	383,352	359,898	363,467	373,317
Average borrowings	73,397	78,631	79,227	72,707	63,791
Average interest bearing liabilities	1,009,900	978,065	931,626	959,908	974,383
Average Common stockholders equity	102,579	99,584	96,618	94,556	93,541
Average Preferred stock	16,504	—	—	—	—
Asset Quality Data
Allowance for loan losses to total loans	1.05%	.97%	.95%	.93%	.92%
Allowance for loan losses to non-performing loans	89%	98%	85%	74%	75%
Nonaccrual loans	$7,636	$8,211	$8,226	$9,745	$8,744
Restructured loans	3,492	575	575	—	—
Loans – 90 days past due & still accruing	1,022	1,350	2,844	2,490	3,066

Total non-performing loans	12,150	10,136	11,645	12,235	11,810
OREO and repossessed assets	1,259	712	3,673	3,474	4,373

Total non-performing assets	13,409	10,848	15,318	15,709	16,183

Non-performing loans to total loans	1.18%	.99%	1.17%	1.24%	1.23%
Non-performing assets to total assets	1.02%	.87%	1.26%	1.30%	1.31%
Annualized charge-offs to average loans	.27%	.48%	.16%	.54%	.20%
Net charge-offs	$682	$1,229	$410	$1,321	$485

About BKFC

BKFC, a bank holding company with assets of approximately $1.315 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-five ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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